SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GEOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, Florida 33777

November 8, 2006

Dear Stockholder,

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Meeting”) of GeoPharma, Inc. (the “Company”). The Meeting will be held on Tuesday, December 12, 2006 at 11:00 a.m., Eastern Standard Time, at the Company’s office, located at 6950 Bryan Dairy Road, Largo, Florida 33777.

The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors and to ratify the selection of our independent auditors. We also will report on the progress of the Company and comment on matters of current interest.

It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to the Company will not prevent you from voting in person at the Meeting if you are present and choose to do so.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

Your Board of Directors and management look forward to greeting you personally at the Meeting.

Sincerely,

/s/ Mihir K. Taneja
Mihir K. Taneja Chief Executive Officer

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, Florida 33777

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 12, 2006

Notice is hereby given that the 2006 Annual Meeting of Stockholders of GeoPharma, Inc., a Florida corporation (the “Company”), will be held on December 12, 2006 at 11:00 AM, Eastern Standard Time, at the Company’s office, located at 6950 Bryan Dairy Road, Largo, Florida 33777 for the following purposes:

1.	To elect eight members to the Board of Directors to serve until the Annual Meeting in 2007 and until their successors are elected and qualified or until their earlier resignation, removal from office or inability to serve;

2.	To consider and act upon a proposal to ratify the Board of Directors’ selection of Brimmer, Burek & Keelan as the Company’s independent auditors for the fiscal year ended March 31, 2007;

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. Stockholders of record at the close of business on November 1, 2006 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or brokerage statement evidencing your beneficial ownership of the Company stock.

By Order of the Board of Directors,

/s/ Dr. Kotha S. Sekharam
Dr. Kotha S. Sekharam President

Largo, Florida

November 8, 2006

GEOPHARMA, INC.

6950 Bryan Dairy Road

Largo, Florida 33777

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors and management of GeoPharma, Inc. (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”), which will be held at 11:00 a.m., Eastern Standard Time on December 12, 2006, at the Company’s office, located at 6950 Bryan Dairy Road, Largo, Florida 33777.

The Board of Directors has fixed the close of business on Wednesday, November 1, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting. As of the record date, approximately 10,100,000 shares of the Company’s $.01 par value Common Stock, were issued and outstanding. A majority of the outstanding shares of the Company entitled to vote shall constitute a quorum. For the purposes of determining the presence of a quorum at the Meeting, abstentions will be counted toward the number of shares represented at the Meeting and broker non-votes will be disregarded. The stockholders present at the Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Meeting.

This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about November 13, 2006. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on Wednesday, November 1, 2006, on all matters that come before the Meeting.

Determination of whether a matter specified has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the votes cast at the meeting, in person or by proxy and entitled to vote on the election. For each other matter, the affirmative vote of a majority of the shares of Common Stock present at the Meeting in person or by proxy and entitled to vote on such matter is required for approval.

For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast “for” or “against” are included. However, if a proxy is signed but no specification is given, the shares will be voted “FOR” Proposals 1 and 2 (to elect the Board’s nominees to the Board of Directors and to ratify the selection of the Company’s independent auditors). A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out of pocket expenses incurred by them in so doing.

INFORMATION ABOUT STOCK OWNERSHIP

The following table sets forth, as of March 31, 2006, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) all directors and officers of the Company as a group:

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)	APPROXIMATE PERCENT OF CLASS (%)
Common Stock	Jugal K. Taneja	1,954,034	19.6%
Common Stock	Mihir K. Taneja	736,329	7.3%
Common Stock	Kotha S. Sekharam, PhD	443,196	4.4%
Common Stock	Carol Dore-Falcone	169,766	1.7%
Common Stock	Joseph Zappala	770,550	7.8%
Common Stock	William L. LaGamba	74,660	0.8%
Common Stock	Shan Shikarpuri, CPA	35,000	0.4%
Common Stock	Barry H. Dash, PhD	37,000	0.4%
Common Stock	George Stuart, Jr.	41,531	0.4%
Common Stock	Carnegie Capital	582,537	5.9%
Common Stock	Barclays Global Investors	504,431	5.1%
Common Stock	All officers and directors as a group	4,074,053	38.2%
(1)	Except as noted above, the address for the above identified officers and directors of the Company is c/o GeoPharma, Inc., 6950 Bryan Dairy Road, Largo, Florida 33777.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns.

(3)	The following factors have been taken into consideration in calculating the amount and nature of beneficial ownership in GeoPharma, Inc.:

•	Dr. Kotha Sekharam’s beneficially owned shares include approximately 44,862 shares beneficially owned by Madhavi Sekharam, Dr. Sekharam’s wife, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership.

•	Jugal K. Taneja’s beneficially owned shares include approximately 359,206 shares beneficially owned by his wife Manju Taneja. Mr. Taneja exercises no investment or voting power over any of the shares owned by his wife, and disclaims beneficial ownership of those shares.

•	Jugal K. Taneja’s beneficially owned shares also include 582,537 shares beneficially owned by Carnegie Capital, Ltd., 347,938 shares beneficially owned by Bryan Capital Limited Partnership and approximately 60,855 shares beneficially owned by First Delhi Trust. Mr. Taneja is the general partner of both Carnegie Capital, Ltd. and First Delhi Trust, and holds sole voting and investment power over these shares. Bryan Capital Limited Partnership is indirectly owned by Dynamic Health Products, Inc., an affiliate, and who Jugal K. Taneja is the Chairman and CEO.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

How often did the Board meet during fiscal 2006?

During 2006, the Board of Directors held five meetings. All directors attended more than 75% of the total number of meetings of the Board and committees on which they served. The Board also approved certain actions by unanimous written consent.

What committees has the Board established?

The Board of Directors has standing Executive, Compensation, Nominating and Audit Committees. Information concerning the membership and function of each committee is as follows:

BOARD COMMITTEE MEMBERSHIP

Name	Audit Committee	Compensation Committee	Executive Committee	Nominating Committee
J. Taneja		*
Dr. Barry H. Dash		*	**	*
Shan Shikarpuri	**			*
George Stuart, Jr.	*	**		*
William L. LaGamba	*
M. Taneja			*
Dr. Sekharam			*

*	Member of Committee

**	Chairman of Committee

Audit Committee. The Audit Committee is responsible for determining the adequacy of the Company’s internal accounting and financial controls, reviewing the results of the audit of the Company performed by the independent public accountants, and recommending the selection of independent public accountants.

The Audit Committee consisted of Mssrs. Shikarpuri, Stuart and LaGamba. Each of the members of the Audit Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting activities. The Audit Committee meets with the Company’s independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants. The Audit Committee met two times during the fiscal year ended March 31, 2006.

The Audit Committee and the Board of Directors, have reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2006 with the Company’s management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with the independent accountants. The Audit Committee has discussed with Brimmer, Burek & Keelan (“BBK”), the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BBK, required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of BBK with that firm. The Audit Committee has considered the provision of services by BBK, covered in “Audit and Related Fees” below and has determined that such services are compatible with maintaining their independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

Shan Shikarpuri

George Stuart, Jr.

William L. LaGamba

Compensation Committee. The Compensation Committee, consisting of Mssrs. Stuart, J. Taneja and Dash, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. Each of the members of the Compensation Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Compensation Committee met two time during the fiscal year ended March 31, 2006.

Nominating Committee. In February 2004, the Board of Directors established a Nominating Committee for purposes of nominating directors and for all other purposes outlined in the Nominating Committee Charter including nominees submitted to the Board of Directors by shareholders. The Nominating Committee is composed of Mssrs. Stuart, Dash and Shikarpuri. Each of the members of the Nominating Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

NOMINATION OF DIRECTORS

As provided in its charter and our company’s corporate governance principles, the Governance and Nominating Committee is responsible for identifying individuals qualified to become directors. The Governance and Nominating Committee seeks to identify director candidates based on input provided by a number of sources, including (1) the Governance and Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chairman, and (5) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

•	the appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Governance and Nominating Committee also takes into account when considering whether to nominate a potential director candidate the following factors:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

•	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”) in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the listing standards of The Nasdaq Stock Market;

•	the importance of continuity of the existing composition of the Board of Directors to provide long term stability and experienced oversight; and

•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

Governance and Nominating Committee will consider director candidates recommended by stockholders provided such recommendations are submitted in accordance with the procedures set forth below. In order to provide for an orderly and informed review and selection process for director candidates, the Board of Directors has determined that stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee must comply with the following:

•	The recommendation must be made in writing to Nominating Committee Administrator GeoPharma, Inc. 6950 Bryan Dairy Road, Largo, Florida 33777.

•	The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the recommending person’s ownership of the Company’s common stock.

•	The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly within the context of the those relevant to board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•	A statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the Rules and Regulations of Nasdaq and the Securities and Exchange Commission (“SEC”), as in effect at that time.

All candidates submitted by stockholders will be evaluated by the Governance and Nominating Committee according to the criteria discussed above and in the same manner as all other director candidates.

How are directors compensated?

All of the Company’s directors receive $2,500 per quarter for attending at least two meetings held in that quarter of the Board of Directors, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, all directors are eligible to receive stock options under the Company’s 1999 Stock Option Plan, and directors who are also employees of the Company, or a subsidiary of the Company, are eligible to receive Incentive Stock Options when and as approved by the Board of Directors. All directors will receive and retain the 50,000 stock options and 5,000 shares of stock per fiscal year if they attend at least 60% of the meetings to be held in that fiscal year. Additionally, each member of a committee of the Board of Directors shall receive 5,000 additional stock options per fiscal year, each chairperson of a committee shall receive an additional 2,500 stock options per fiscal year and the Chairman of the Board shall receive 10,000 stock options per fiscal year. The options granted under this policy to directors are exercisable in accordance with a three-year vesting schedule from date of grant, provided that should any director resign prior to the end of the relevant term of office, the options granted at the beginning of that fiscal term shall be immediately canceled.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Our executive officers and their ages and their respective positions as of March 31, 2006 were as follows:

NAME	AGE	POSITION
Jugal K. Taneja	62	Chairman of the Board and Director
Mihir K. Taneja	31	Chief Executive Officer, Secretary and Director
Dr. Kotha S. Sekharam, Ph.D	55	President and Director
Carol Dore-Falcone	41	Vice President, Chief Financial Officer and Director

Summary compensation table for named executive officers

The following table provides information about the total compensation for services in all capacities to the Company or its subsidiary for the last three fiscal years of those persons who at March 31, 2006, were (i) the Chief Executive Officer of the Company and (ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE
	Annual Compensation					Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award	Securities Underlying Options / SARs (#) (1)(2)(3)	LTIP Payouts ($)	All Other Compensation ($)
Mihir K. Taneja, Chief Executive Officer	2006	$196,425	$70,000	—	30,000	250,000	—	—
	2005	176,394	—	—	40,000	225,000	—	—
	2004	161,473	—	—	40,000	25,000	—	—

Kotha S. Sekharam, Ph.D., President	2006	$159,076	$55,000	—	20,000	150,000	—	—
	2005	134,254	—	—	30,000	175,000	—	—
	2004	99,160	—	—	25,000	25,000	—	—

Carol Dore-Falcone, Vice President and Chief Financial Officer	2006	151,053	$50,000	—	10,000	125,000	—	—
	2005	132,369	—	—	20,000	100,000	—	—
	2004	120,560	—	—	20,000	—	—	—

(1)	On June 7, 2005, each of the officers were granted restricted stock and common stock options by action of the Board of Directors. The options vest prorata over a three year period. The exercise price of the options for the June 7, 2005 grant was $1.95 the closing stock price on the date of grant.
(2)	On September 1, 2004 , each of the officers were granted restricted stock and common stock options by action of the Board of Directors. The options vest prorata over a three year period. The exercise price of the options grant was $4.55 as based on the closing price of the Company’s stock on the date of the grant.
(3)	For Mssrs. M. Taneja and Sekharam, amounts presented for stock option awards include officer and board member option grants. Each April 1, as a part of a board of directors’ compensation, Mssrs. M. Taneja and Sekharam receive 25,000 options. The prices of the stock option grants at April 1, 2003 the price was $0.80, at April 1, 2004, the price was $6.15 and $1.95 on April 1, 2005.

Options/SARs Grants During Last Fiscal Year

The following table provides information related to options granted to our named executive officers during the fiscal year ended March 31, 2006.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted in Fiscal 2006(1)(2)(3)
Mihir Taneja	250,000	21.3%
Dr. Kotha Sekharam	150,000	12.8%
Carol Dore-Falcone	125,000	10.6%

(1)	The exercise price of the stock options was based on the closing fair market value of the stock on the day of the grant.
(2)	Included in total options granted in fiscal 2005, on April 1, 2004, 25,000 options were granted to each Mssrs. Taneja and Sekharam representing board of directors’ shares. The closing price of the stock on that date was $6.15. These options expire in the year 2014.
(3)	Included in total options granted in fiscal 2005, on September 1, 2004, are officer options. The closing stock price on the date of grant was $4.55. These options expire in the year 2014.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

The following table provides information regarding the aggregate number of options exercised during the fiscal year ended March 31, 2006 by each of the named executive officers and the number of shares subject to both exercisable and unexercisable stock options as of March 31, 2006. The common stock price at March 31, 2006 was $4.34 per share.

	Shares Acquired on Exercise	Value Realized	# of Securities Underlying Unexercised Options at March 31, 2006		Value of Unexercised In-the- money Options at March 31, 2006 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mihir Taneja	—	—	288,167	408,333	$1,250,644	$1,772,165
Dr. Kotha Sekharam	—	—	225,000	275,000	$976,500	$1,193,500
Carol Dore-Falcone	—	—	103,266	191,667	$448,174	$831,834

Employment Arrangements

The Company has renewed the officers’ three-year employment agreements commencing April 1, 2004 with Mihir K. Taneja, Chief Executive Officer, Kotha S. Sekharam, President, and Carol Dore-Falcone, Vice President and Chief Financial Officer, at annual salaries of $200,000, $160,000 and $150,000, plus benefits, respectively. The Company entered into an annually renewable consulting agreement with the Chairman of the Board, Jugal K. Taneja, pursuant to which he is paid an annual fee of $240,000.

Officers and employees are permitted to participate in our benefits and employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee is entitled to receive an annual bonus as determined in the sole discretion of our Board of Directors based on the Board’s evaluation of the officer’s or employee’s performance as well as the Company’s financial performance.

The Company has entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates. We believe that all of the transactions were on terms no less favorable than we could have obtained from independent third parties.

Revenues: For the fiscal years ended March 31, 2006 and 2005, manufacturing revenues of approximately $172,901 and $414,073, respectively, were recorded from sales by the Company to subsidiaries or joint ventures of Dynamic Health Products, an affiliate of the Company, and of which Jugal K. Taneja, the Chairman of the Board of the Company, is a principal shareholder. For the fiscal years ended March 31, 2006 and 2005, revenues of $673,544 and $348,156 respectively, were recorded from sales by the Company to Vertical Health Inc., an affiliate of the Company, and of which Jugal K. Taneja, the Chairman of the Board of the Company, is a shareholder.

For the fiscal years ended March 31, 2006 and 2005, distribution revenues of approximately $0 and $22,176 respectively, were recorded from sales by the Company to subsidiaries of Dynamic Health Products.

For the fiscal years ended March 31, 2006 and 2005, pharmacy benefit management revenues of approximately $16,587,701 and $11,437,659, respectively, were recorded from sales by the Company to CarePlus Health Plan, an affiliate of the Company’s former board member Mssr. Zappala. Our wholly-owned subsidiary, Go2PBMServices, Inc., derives 100% of its revenues from this contract.

Trade Accounts Receivable/ Trade Accounts Payable—Amounts due to affiliates and amounts due from affiliates represent balances owed by or amounts owed to the Company for sales occurring in the normal course of business. Amounts due to and amounts due from these affiliates are in the nature of trade payables or receivables and fluctuate based on sales volume and payments received.

As of March 31, 2006 and 2005, for the manufacturing segment $25,888 and $51,460 was due from subsidiaries of Dynamic Health Products with $140,038 and $57,363 respectively was due from Vertical Health, Inc.

As of March 31, 2006 and 2005, for the pharmacy benefit management segment, $995,452 and $743,801 was due from CarePlus Health.

Lease / Debt Obligations—For each of the years ended March 31, 2006 and 2005, rent expense of $0 and $128,529 was paid to Dynamic Health Products, Inc. The Company and Dynamic were parties to a ten-year, triple net operating lease that would have expired in the year 2009; however, on October 28, 2004, the Company purchased this leased facility for the independent appraised value of $1,925,000.

1. ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting, each director to hold office until the next Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation, removal from office or inability to serve. The following eight individuals currently serve on the Board of Directors and all have been nominated for election upon the recommendation of the Nominating Committee:

Name	Age
Jugal K. Taneja	62
Mihir K. Taneja	31
Dr. Kotha S. Sekharam	55
Dr. Barry H. Dash	74
Mr. Shan Shikarpuri	55
George L. Stuart, Jr.	60
William LaGamba	47
A. Theodore Stautberg, Jr.	59

All of the foregoing nominees have consented to serve as a director, if elected.

JUGAL K. TANEJA has served as our Chairman of the Board since June 1998. Until June 1998, he also served as Chief Executive Officer for Dynamic. From November 1991 until December 1998, he also served as the Chairman of the Board and Chief Executive Officer of NuMed Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. From June 1993 until March 1998, he was also the Chief Executive Officer of National Diagnostics, Inc., a provider of medical diagnostic services. NuMed Home Health Care, Inc and National Diagnostics, Inc., are publicly traded companies. Since April 1996, Mr. Taneja is also a Director of DrugMax, Inc., a public company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. Mr. Taneja is also a director of Eonnet Media, Inc., a public company. Although he devotes substantial time to our operations and business, Mr. Taneja does not devote his full time to our business. Mr. Taneja is the father of Mihir K. Taneja, our chief executive officer.

MIHIR K. TANEJA has served as our Chief Executive Officer, Secretary and a Director since November 1999. Prior to this he served as our Vice President of Marketing since June 1998. He also served as Dynamic’s Vice President of Marketing from July 1996 to November 1999. Prior to joining Dynamic, Mr. Taneja served as a market and financial analyst for Bancapital Corporation from 1994 to 1996. Mr. Taneja holds Bachelor of Arts degrees in finance and marketing from the University of Miami. Mr. Taneja is the son of Jugal K. Taneja, the Company’s Chairman of the Board.

DR. KOTHA S. SEKHARAM currently serves as our President and a Director. Prior to this, Dr. Sekharam was a founder and director of Nu-Wave Health Products, Inc., a developer and manufacturer of over-the-counter analgesic roll-ons and creams, dietary supplements and health and beauty care products. Dynamic acquired 80% of Nu-Wave in September 1995 and the additional 20% of Nu-Wave in July 1997. Dr. Sekharam served as President of Nu-Wave from June 1996 through March 1998 and Vice President of Nu-Wave from September 1995 until June 1996. From 1992 until September 1995, he served as Director of Research and Development of Energy Factors, Inc., our predecessor. He has served as President of Dynamic since June 1996 and served as our President since June 1998. Presently, he continues to serve as our President and as President of Dynamic. Dr. Sekharam holds a Ph.D. in food sciences from Central Food Technological Research Institute, Mysore, India, a United Nations university center and has been employed in the food and health industry since 1982.

DR. BARRY H. DASH has served as a Director since January , 2004. In addition, Dr. Dash has been President of Dash Associates, LLC since 1995, where he provides consulting to the pharmaceutical and health care industries. Prior to this he served for 31 years as a Senior Vice President of American Home Products Corporation, Whitehall-Robins Healthcare and was a Professor with Columbia University. Dr. Dash holds a Ph. D. in Medicinal Chemistry and Pharmaceutics, M.S. in Pharmacy, and a B.S. in Pharmaceutical Sciences.

SHAN SHIKAPURI has served as a Director since November, 2003. In addition, he is the founding principal of his Palm Harbor accounting firm, Shan Shikapuri & Associates, P.A., which has been doing business in Florida for the past twenty years. Shan Earned three degrees from Florida State University, has taught accounting and income tax law at the University of South Florida and the University of Virginia, and has trained auditors at the Office of inspectors General in Washington, D.C., He is a past president of the Palm Harbor Chamber of Commerce, is active in many civic organizations and is a frequent speaker on tax and accounting issues. Shan was a past member of the Tampa Bay Regional Planning Council representing Pinellas County. He has served on the board of directors of the Suncoast Chapter of the Florida Institute of CPAs and is currently on the board of numerous privately held corporations and not-for-profit organizations in the Tampa Bay area.

GEORGE L. STUART, JR. has served as a Director since March 2000. Mr. Stuart is the President of George Stuart & Associates, a management consulting firm. In addition, Mr. Stuart was the Chief Executive Officer of DoctorSurf.com, Inc. from December 1, 1999 to July 2000. From July 1997 to December 1999, Mr. Stuart was Vice President and a Director of Leapfrog Smart Products, Inc., a high-technology smart card development company in Orlando, Florida. From January 1995 to July 1997, Mr. Stuart was a partner in Stuart/Cloud Enterprises, Ltd. A government relations business development and organizational consulting firm in Tallahassee, Florida. Mr. Stuart was a Florida State Senator from 1978 through 1990. From January 1991 to January 1995, Mr. Stuart served as the Secretary and Chief Executive Officer of the State of Florida’s Department of Business and Professional Regulation. Mr. Stuart holds a B.A. degree in Economics from the University of Florida and an M.B.A. from Harvard University’s Graduate School of Business.

WILLIAM LAGAMBA has served as a Director since July 2005. Mr. LaGamba has served as DrugMax’s President, Chief Operating Officer and Secretary since October 2000 to July 2005. From March 2000 to October 2000, he served as DrugMax’s Chief Executive Officer. From November 1999 to October 2000, he also served as DrugMax’s Secretary and Treasurer. From June 1998 until joining DrugMax in November 1999, Mr. LaGamba served as Chief Executive Officer of Dynamic. He was also a founder and the President of Becan Distributors, Inc. (“Becan”) from its inception in January 1997 until it was acquired by DrugMax in November 1999. For 14 years prior to January 1997, Mr. LaGamba served in various capacities for McKesson Drug Company, a large distributor of pharmaceuticals, health and beauty care products and services, and FoxMeyer Drug Company.

A. THEODORE STAUTBERG, JR. has served as director since October 2006. Mr. Stautberg is the President, founder and a director of Triumph Resources Corporation and the Chairman of Triumph Securities Corporation. Mr. Stautberg also serves as director of Camterra Resources and serves as a director for several energy companies. Prior to forming Triumph in 1981, Mr. Stautberg was Vice President of Butcher & Singer, Inc. and was an attorney with the Securities and Exchange Commission in Washington D.C. Mr. Stautberg is a graduate of the University of Texas and University of Texas School of Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF THE FOREGOING NOMINEES AS DIRECTORS.

Stockholders may vote for up to eight nominees and the eight nominees receiving the most votes cast at the Meeting, in person or by proxy, will be elected as Directors. The Stockholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the Board of Directors will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Brimmer, Burek & Keelan has acted as the Company’s independent public accountants since the fiscal year ended March 31, 2000, and has been appointed by the Board to continue as the Company’s independent auditors for the fiscal year ended March 31, 2007. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors. Brimmer, Burek & Keelan has no interest, financial or otherwise, in the Company.

A representative of Brimmer, Burek & Keelan is not expected to be present at the Annual Meeting.

The proxy holders intend to vote the shares represented by proxies to ratify the Board of Directors’ selection of Brimmer, Burek & Keelan as the Company’s independent auditors for the fiscal year ending March 31, 2007.

Audit and Related Fees

Audit Fees. The aggregate fees billed by BBK, for professional services rendered for the audit of the Company’s annual financial statements for the year ended March 31, 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB during that fiscal year were $55,000.

Financial Information Systems Design and Implementation Fees. The Company did not engage BBK to provide professional services to the Company regarding financial information systems design and implementation during the fiscal year ended March 31, 2006.

All Other Fees. The aggregate fees billed by BBK for services rendered to the Company, other than the services covered in “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended March 31, 2006 were $12,000, which fees primarily relate to the filing of the Company’s corporate tax return.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BRIMMER, BUREK & KEELAN AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

3. OTHER BUSINESS

The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR

PRESENTATION AT THE 2006 ANNUAL MEETING

Any stockholder intending to present a proposal at the 2006 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s proxy materials for such meeting must, in addition to meeting other applicable requirements under the rules and regulations of the Securities and Exchange Commission and the Company’s By-Laws, submit such proposal to Mihir K. Taneja, Secretary, in writing no later than November 1, 2006. The complete By-Law provisions governing stockholder proposals are available to any stockholder without charge upon request from the Secretary of the Company.

A copy of the Company’s Form-10KSB for the year ended March 31, 2006 (the “10KSB”), and a copy of the Company’s Form-10Q for the three months ended June 30, 2006 including financial statements, accompanies this proxy statement. Stockholders may obtain a copy of this report, without charge, by writing to: GeoPharma, Inc. 6950 Bryan Dairy Road, Largo, Florida 33777

By Order of the Board of Directors,

/s/ Mihir K. Taneja
Mihir K. Taneja Chief Executive Officer

Dated: November 8, 2006

PROXY	PROXY

GEOPHARMA, INC.

PROXY FOR ANNUAL MEETING TO BE HELD ON DECEMBER 12, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mihir Taneja and Dr. Kotha S. Sekharam, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of GeoPharma, Inc. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held on December 12, 2006 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1.	ELECTION OF DIRECTORS —	For	Withhold
Nominees:
	Jugal K. Taneja	☐	☐
	Mihir K.Taneja	☐	☐
	Dr. Kotha S. Sekharam	☐	☐
	Dr. Barry H. Dash	☐	☐
	Mr. Shan Shikarpuri	☐	☐
	George L. Stuart, Jr.	☐	☐
	William LaGamba	☐	☐
	Rafick G. Henein	☐	☐
	A. Theodore Stautberg, Jr.	☐	☐

(Except nominee(s) written above)

		For	Against	Abstain
2.	Proposal to ratify selection of Brimmer, Burek & Keelan	☐	☐	☐

If you plan to attend the Annual Meeting please mark this box  ☐

Dated: ,	2006

Signature

Name (printed)

Title

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

FOLD AND DETACH HERE